CUSTOMER AGREEMENT

THIS CUSTOMER AGREEMENT (this “Agreement”) made as of the 24th day of July, 2007 , by and among Each Customer listed on Schedule A, severally and not jointly, each a Delaware limited liability company (the “Customer”) and MORGAN STANLEY & CO. INTERNATIONAL PLC (“MSIL”);

WITNESSETH:

WHEREAS, Customer and MSIL wish to enter into this Agreement to set forth the terms and conditions upon which MSIL will perform brokerage services with respect to Client Contracts, Contracts and Transactions for Customer through an account carried by MSIL on behalf and in the name of Customer (the “Account”).

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Incorporation by Reference. The Non-Private Customer Agreement annexed hereto is hereby incorporated by reference herein and made a part hereof to the same extent as if such document were set forth in full herein. If any provision of this Agreement is or at any time becomes inconsistent with the annexed document, the terms of this Agreement shall control.

2. Standard of Liability and Indemnity.

(a) Standard of Liability. MSIL and its affiliates (as defined below) shall not be liable to Customer, the general partner of the Customer, or the limited partners of the Customer (“Limited Partners”), or any of its or their respective successors or assigns, for any act, omission, conduct, or activity undertaken by or on behalf of the Customer pursuant to this Agreement which MSIL determines, in good faith, to be in the best interest of the Customer, unless such act, omission, conduct, or activity by MSIL or its affiliates constituted misconduct or negligence. Without limiting the foregoing, MSIL shall have no responsibility or liability to Customer hereunder (i) in connection with the performance or non-performance by any Exchange, Clearing House or other third party (including floor brokers not selected by MSIL) and/or Broker to MSIL of its obligations in respect of any Contract or Transaction or other property of Customer; (ii) as a result of any prediction, recommendation or advice made or given by a representative of MSIL whether or not made or given at the request of Customer; (iii) as a result of MSIL’s reliance on any instructions, notices and communications that it believes to be that of an individual authorized to act on behalf of Customer; (iv) as a result of any delay in the performance or non-performance of any of MSIL’s obligations hereunder directly or indirectly caused by the occurrence of any contingency beyond the control of MSIL including, but not limited to, the unscheduled closure of an Exchange or Clearing House or delays in the transmission of orders due to breakdowns or failures of transmission or communication facilities, execution, and/or trading facilities or other systems, it being understood that MSIL shall be excused from performance of its obligations hereunder for such period of time as is reasonably necessary after such occurrence to remedy the effects therefrom; (v) as a result of any action taken by MSIL to comply with Market Requirements or Applicable Law; or (vi) for any acts or omissions of those neither employed nor supervised by MSIL (excluding floor brokers selected by MSIL). In no event will MSIL be liable to Customer for consequential, incidental or special damages hereunder.

(b) Indemnification by Customer. Customer shall indemnify, defend and hold harmless MSIL and its affiliates from and against any loss, liability, damage, cost or expense (including attorneys’ and accountants’ fees and expenses incurred in the defense of any demands, claims or lawsuits) actually and reasonably incurred arising from any act, omission, conduct, or activity undertaken by MSIL on behalf of Customer, including, without limitation, any demands, claims or lawsuits initiated by a Limited Partner (or assignee thereof); provided that (i) MSIL has determined, in good faith, that the act, omission, conduct, or activity giving rise to the claim for indemnification was in the best interests of the Customer, and (ii) the act, omission, conduct or activity that was the basis for such loss, liability, damage, cost or expense was not the result of misconduct or negligence. Notwithstanding the foregoing, no indemnification of MSIL or its affiliates by Customer shall be permitted for any losses, liabilities or expenses arising from or out of any alleged violation of federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against the particular indemnitee and finds that indemnification of the settlement and related costs should be made, provided, with regard to such court approval, the indemnitee must apprise the court of the position of the SEC and the positions of the respective securities administrators of Massachusetts, Missouri, Tennessee and/or those other states and jurisdictions in which the plaintiffs claim that they were offered or sold Units, with respect to indemnification for securities laws violations before seeking court approval for indemnification. Furthermore, in any action or proceeding brought by a Limited Partner in the right of Customer to which MSIL or any affiliate thereof is a party defendant, any such person shall be indemnified only to the extent and subject to the conditions specified in the Delaware Revised Uniform Limited Partnership Act, as amended, and this Section 2. The Customer shall make advances to MSIL or its affiliates hereunder only if: (i) the demand, claim lawsuit or legal action relates to the performance of duties or services by such persons to Customer; (ii) such demand, claim lawsuit or legal action is not initiated by a Limited Partner; and (iii) such advances are repaid, with interest at the legal rate under Delaware law, if the person receiving such advance is ultimately found not to be entitled to indemnification hereunder.

(c) Indemnification by MSIL. MSIL shall indemnify, defend and hold harmless Customer and its successors or assigns from and against any losses, liabilities, damages, costs and expenses (including in connection with the defense or settlement of claims; provided MSIL has approved such settlement) incurred as a direct result of the activities of MSIL or its affiliates, provided, further, that the act, omission, conduct, or activity giving rise to the claim for indemnification was the result of bad faith, misconduct or negligence of MSIL or its affiliates.

(d) Limitation on Indemnities. The indemnities provided in this Section 2 by Customer to MSIL and its affiliates shall be inapplicable in the event of any losses, liabilities, damages, costs or expenses arising out of, or based upon, any material breach of any agreement of MSIL contained in this Agreement to the extent caused by such event. Likewise, the indemnities provided in this Section 2 by MSIL to Customer and its successors and assigns shall be inapplicable in the event of any losses, liabilities, damages, costs or expenses arising out of, or based upon, any material breach of any representation, warranty or agreement of Customer contained in this Agreement to the extent caused by such breach.

(e) Definition of “Affiliate.” As used in this Section 2, the term “affiliate” of MSIL shall mean: (i) any natural person, partnership, corporation, association, or other legal entity directly or indirectly owning, controlling, or holding with power to vote

10% or more of the outstanding voting securities of MSIL; (ii) any partnership, corporation, association, or other legal entity 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by MSIL; (iii) any natural person, partnership, corporation, association, or other legal entity directly or indirectly controlling, controlled by, or under common control with, MSIL; or (iv) any officer or director of MSIL. Notwithstanding the foregoing, “affiliates” for purposes of this Section 2 shall include only those persons acting on behalf of MSIL and performing services for Customer within the scope of the authority of MSIL, as set forth in this Agreement.

3. MSIL Responsibilities. MSIL agrees to notify the applicable trading advisor for the Customer immediately upon discovery of any error committed by MSIL or any of its agents with respect to a trade for the Account which MSIL believes was not executed or cleared in accordance with proper instructions given by the Customer, its trading advisors or any other authorized agent of Customer. Errors made by floor brokers appointed or selected by MSIL shall constitute errors made by MSIL. However, MSIL shall not be responsible for errors committed by the trading advisors.

MSIL agrees to report to Dean Witter Reynolds Inc. (“DWR”) its own errors and the errors of any trading advisor for the Account which MSIL becomes aware of, provided that such reporting may be via telephone. Notwithstanding the foregoing, the failure to comply with such reporting obligation does not increase MSIL’s liability for its own errors beyond that otherwise expressly set forth in this Agreement, nor does it make MSIL in any way responsible for errors committed by the trading advisors.

MSIL acknowledges that the other partnerships of which Demeter Management Corporation (the general partner of Customer) is the general partner or trading manager, do not constitute affiliates of the Customer.

4. Minimum Margins. All Contracts for the Account shall be margined at the applicable Exchange or Clearing House minimum rates for speculative accounts.

5. Payment of Interest. MSIL shall pay to DWR at each month-end interest on Customer’s funds in its possession as agreed between MSIL and DWR from time to time. Customer understands that it will not receive any interest income on its assets held by MSIL other than that paid by DWR pursuant to the Customer’s DWR Customer Agreement. DWR (and not the Customer) shall pay MSIL interest on any debit balances in the Account at such rates as MSIL and DWR shall agree from time to time.

6. Recording. Each of MSIL, the Customer, and the Customer’s agents (including DWR), in their sole and absolute discretion, may record, on tape or otherwise, any telephone conversation between or among MSIL, the Customer or the Customer’s agents with respect to the Account and Transactions therein and each of MSIL and the Customer hereby agrees and consents thereto.

7. Termination. This Agreement may be terminated at any time by any party upon thirty (30) days’ prior written notice to the other parties hereto. In the event of such notice, Customer shall either close out open positions in the Account or arrange for such open positions to be transferred to another futures broker. Upon satisfaction by Customer of all of Customer’s liabilities to MSIL, MSIL shall transfer to another futures broker all Contracts, if any, then held for the Account, and shall transfer to Customer or to another futures broker, as Customer may instruct, all cash, securities and other property held in the Account, whereupon this Agreement shall terminate. Notwithstanding the foregoing, in the event MSIL is required by a regulatory authority to transfer the Account to another futures broker or in the event that MSIL abandons the futures brokerage business, then MSIL shall have the right to terminate this Agreement by written notice effective the date contained therein, provided that MSIL cooperates in the transfer of open positions to another futures broker and that the termination of the Agreement is not made effective earlier than the completion of the transfer.

8. Complete Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as among the parties with respect to such matters unless in writing and signed by the party against whom enforcement is sought.

9. Assignment. This Agreement may not be assigned by any party without the express written consent of the other parties.

10. Amendment. This Agreement may not be amended except by the written consent of the parties and provided such amendment is consistent with Customer’s Limited Partnership Agreement.

11. Notices. All notices required or desired to be delivered under this Agreement shall be sent to the following addresses:

if to the Customer:

if to MSIL:

as set forth in the Non-Private Customer Agreement.

12. Survival. The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

13. Headings. Headings of Sections herein are for the convenience of the parties only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

14. Whereas Morgan Stanley & Co. International Limited is stated in The Non-Private Customer Agreement, shall hereby be amended to Morgan Stanly & Co. International PLC.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

Each Customer listed on Schedule A, severally and not jointly

By:	Demeter Management Corporation
General Partner

By:	/s/ Walter Davis
Walter Davis
President

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:	/s/Brian Daly
Name:	Brian Daly
Title:	Authorized Signatory

Schedule A

Customer:	Tax ID:
Morgan Stanley Managed Futures Altis I, LLC	20-852895 1

Morgan Stanley Managed Futures Aspect I, LLC	20-8852411

Morgan Stanley Managed Futures Blenheim I, LLC	20-8528957

Morgan Stanley Managed Futures Chesapeake I, LLC	20-8852501

Morgan Stanley Managed Futures Cornerstone I, LLC	20-8852546

Morgan Stanley Managed Futures DKR I, LLC	20-85290 12

Morgan Stanley Managed Futures Kaiser I, LLC	20-8 852620

Morgan Stanley Managed Futures Transtrend I, LLC	20-85290 12

Morgan Stanley Managed Futures Transtrend II, LLC	20-8529352

Morgan Stanley Managed Futures WCM I, LLC	20-8852756